Exhibit 10.01

February 6, 2012

Dear Martin,

On behalf of Cadence Design Systems, Inc. (“Cadence”), I am pleased to offer you the position of Senior Vice President, Research & Development, reporting to me. Your compensation will include an annualized base salary of $350,000. As a Senior Vice President, you will be eligible to earn an incentive bonus targeted at 75% of your annualized base salary upon achievement of corporate and individual performance goals in accordance with the terms of Cadence’s Executive Key Contributor Bonus Plan (including any successor plan thereof, the “Bonus Plan”). In addition, you will be issued an option to purchase 125,000 shares of Cadence Design Systems Common Stock and issued an Incentive Stock Award of 100,000 shares of Cadence Common Stock, subject to approval of each by the Compensation Committee of the Board of Directors.

Cadence offers a comprehensive Employee Benefits package including a 401(k) plan, Employee Stock Purchase Plan (ESPP), and a non-qualified deferred compensation plan (“NQDC”) for executives. We also provide a wide variety of health and welfare benefits. Under this plan, you will be able to choose from several different options in each benefit area including Medical, Dental, Vision, Life, and Disability Insurance. Additional details on all of these benefits can be found in your “Benefits Year-Round User Guide” and will be discussed in depth at your New Employee Orientation.

Please understand that Cadence is an at-will employer as described in the attached “Employment Terms,” and that this offer is contingent upon successfully passing the Cadence background verification and upon your execution of the Employee Proprietary Information and Inventions Agreement.

Offers of employment remain open for a short period of time; unless otherwise notified, this offer will expire on February 10, 2012.

Martin, I am very excited to have you join my Executive Management Team and for you to help drive Cadence’s success.

Sincerely,

/s/ Lip-Bu Tan

Lip-Bu Tan

President & Chief Executive Officer

Cadence Design Systems, Inc.        2655 Seely Avenue        San Jose, CA 95134

Phone: 408-943-1234     World Wide Web: www.cadence.com

Employment Terms

Incentive Plan

Your incentive opportunity under Cadence’s annual Bonus Plan is targeted at 75% of your annualized base salary. Actual payout amounts are determined based on both company and individual performance.

New Hire Stock Options and Incentive Stock Awards

Your New Hire Stock Options will vest 25% on the first anniversary of your grant date and in equal monthly installments thereafter with full vesting occurring at the end of four years. The New Hire Incentive Stock Award will vest 25% on each of the first four anniversaries of the grant date. These proposed equity grants must be approved by the Compensation Committee of the Board of Directors. If so approved, the grant date for your proposed equity grants will be the 15th of the month following the month in which your first day of employment at Cadence occurs. The exercise price for your stock option grant will be set at the closing price of Cadence stock on the NASDAQ on the grant date. A package detailing your Stock Options and Incentive Stock Awards (including vesting time frames) will be sent to you within 8-12 weeks after your start date.

Non-Qualified Deferred Compensation (NQDC) Plan

You are eligible to participate in the Cadence Non-Qualified Deferred Compensation Plan (NQDC). You may defer up to 80% of your eligible base compensation and 100% of your eligible bonus compensation without the annual IRS limitations imposed on tax-qualified retirement plans, such as the 401(k) Plan. Income taxes on both the deferred income and earnings on investments are generally not assessed until you begin to receive distributions. Newly eligible employees may enroll into the plan within 30 days of hire date. Eligible employees will automatically receive enrollment and detailed plan information within the 30 day period. Employees who choose not to participate upon hire will have another opportunity to participate at the beginning of each year.

Vacation

As a Senior Vice President, you may take personal time off at your discretion, with your manager’s approval. Thus, you will not accrue vacation, and you will have reasonable flexibility with respect to taking time off from work.

Change of Control

Should there occur a Change in Control and if within three (3) months prior to or thirteen (13) months following the Change in Control either (i) your employment with Cadence is terminated without Cause or (ii) you resign your employment as a result of an event constituting a Constructive Termination, then, in exchange for executing and delivering a transition and release agreement in a form delivered by Cadence, and subject to the terms of such agreement, all unvested equity compensation awards (including stock options, restricted stock, and restricted stock units) that are outstanding and held by you on the termination effective date as agreed in the transition agreement shall immediately vest and become exercisable in full on the effective date of termination of employment, provided, that, if your termination of employment without Cause or by reason of Constructive Termination occurs within three (3) months prior to a Change in Control, any unvested equity compensation awards that are not vested on such termination effective date shall vest in full immediately prior to the effective time of the Change in Control. Any acceleration of vesting hereunder shall have no effect on any other provisions of the equity compensation awards or the plans governing such awards.

Cadence Design Systems, Inc.        2655 Seely Avenue        San Jose, CA 95134

Phone: 408-943-1234     World Wide Web: www.cadence.com

(a) For purposes of this provision, a Change in Control shall be deemed to occur upon the consummation of any one of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a trustee or other fiduciary holding securities under an employee benefit plan of Cadence or a corporation owned directly or indirectly by the stockholders of Cadence in substantially the same proportions as their ownership of stock of Cadence, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Cadence representing more than fifty percent (50%) of the total voting power represented by Cadence’s then outstanding voting securities or any “person” acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person) ownership of securities of Cadence representing thirty percent (30%) or more of the total voting power; (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by Cadence’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (iii) the stockholders of Cadence approve a merger or consolidation of Cadence with any other corporation, other than a merger or consolidation that would result in the voting securities of Cadence outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by the voting securities of Cadence or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the stockholders of Cadence approve a plan of complete liquidation of Cadence or an agreement for the sale or disposition by Cadence (in one transaction or a series of transactions) of all or substantially all of Cadence’s.

(b) For purposes of this provision, “Cause” shall be deemed to mean (1) your gross misconduct or fraud in the performance of your duties; (2) conviction or guilty plea or plea of nolo contendere with respect to any felony or act of moral turpitude; (3) your engagement in any material act of theft or material misappropriation of Cadence (or any of its subsidiaries’) property; (4) your material breach of the terms of this offer letter, after written notice delivered to you identifying such breach and your failure to cure such breach, if curable, within thirty (30) days following delivery of such notice; (5) your material breach of the Employee Proprietary Information and Inventions Agreement between you and Cadence and, where such breach is curable, if such breach is not cured within thirty (30) days following delivery of written notice to you; (6) your material failure/refusal to perform your assigned duties, and, where such failure/refusal is curable, if such failure/refusal is not cured within thirty (30) days following delivery of written notice thereof from Cadence; or (7) your material breach of Cadence’s Code of Business Conduct, as may be revised from time to time, and, where such breach is curable, if such breach is not cured within thirty (30) days following delivery of written notice thereof to you.

(c) For purposes of this offer letter, “Constructive Termination” shall mean: (i) Cadence removes you from your position as Senior Vice President or otherwise causes a material and substantial reduction in your responsibilities, if, after written notice delivered by you to Cadence of such change, and Cadence fails to cure such change, if curable, within thirty (30) days following delivery of such notice; (ii) any change, without your written consent, to your reporting structure causing you to no longer report to the CEO if, after written notice is delivered by you to Cadence of such change, Cadence fails to cure such change, if curable, within thirty (30) days following delivery of such notice; (iii) a reduction, without your written consent, in your base salary then in effect by more than ten percent (10%) or a reduction by more than ten percent (10%) in your stated target bonus under the Bonus Plan; (iv) a relocation of your office by more than thirty (30) miles, unless you consent in writing to such relocation; (v) any material breach by Cadence of any provision of this offer letter if, after written notice delivered by you to Cadence of such breach, Cadence fails to cure such breach, if curable, within thirty (30) days following delivery of such notice; (vi) any failure by Cadence to obtain the written assumption of this offer letter by any successor to Cadence; or (vii) in the event you, immediately prior to a Change in Control are identified as an executive officer of Cadence for purposes of the rules promulgated under Section 16 of the Exchange Act and following a Change in Control in which Cadence or any successor remains a publicly traded entity, you are not identified as an executive officer for purposes of Section 16 of the Exchange Act at any time within one (1) year after the Change in Control. In the event of an event or circumstance constituting Constructive Termination, Cadence may notify you at any time prior to expiration of the cure period that it will not cure the circumstance, in which case the cure period shall end immediately upon such notification.

Cadence Design Systems, Inc.        2655 Seely Avenue        San Jose, CA 95134

Phone: 408-943-1234     World Wide Web: www.cadence.com

Immigration

In accordance with the Immigration Reform and Control Act of 1986, Cadence requires you to be a United States citizen or to have authorization to work in the United States. In either case, verification of your right to work is required within 72 hours of the start of your employment. Please be prepared, on your first day of work, to provide proper identification or work authorization documents for United States Immigration forms and a valid Social Security number.

Confidentiality and Non-Disclosure

Cadence has a policy of non-disclosure to anyone within Cadence of any confidential and/or proprietary information regarding your current employer and/or anyone else with whom you have, by reason of your employment or otherwise, signed or are covered by a non-disclosure or similar agreement. Accordingly, please do not use, or disclose to Cadence any proprietary information belonging to your employer or any other person or company with which you have signed an agreement.

Please understand that it is a condition of your employment with Cadence that you execute Cadence’s Employee Proprietary Information and Inventions Agreement.

New Employee Orientation

Cadence conducts New Employee Orientation once a month. During the New Employee Orientation, benefits, payroll, policies, procedures and Cadence culture will be discussed. Please check the Cadence orientation flyer in your offer packet for further details and call-in numbers.

Employment

Cadence is an at-will employer. You are not being promised any particular term of employment. The employment relationship may be terminated by either you or Cadence at any time, with or without cause, and with or without notice. No one at Cadence is empowered, unless specifically authorized in writing by the executive overseeing Human Resources, to make any promise, expressed or implied, that employment is for any minimum or fixed term or that cause is required for the termination of employment relationship.

Please take your time reading through this entire packet. Should you have any questions regarding its content, feel free to give me a call. Kindly sign/complete and return the enclosed documents as instructed on the checklist in the provided self-addressed stamped envelope.

**                        **

This is to verify my acceptance of the above stated offer and employment terms:

/s/ Martin Lund	2/7/12	3/1/12
Martin Lund	Today’s Date	Desired Start Date

Please also provide your birth date to facilitate Benefits processing.	[BIRTH DATE]
Birth Date

Cadence Design Systems, Inc.        2655 Seely Avenue        San Jose, CA 95134

Phone: 408-943-1234     World Wide Web: www.cadence.com